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                                                                  EXHIBIT 3.1(2)

                           CERTIFICATE OF DESIGNATION
                           OF SERIES A PREFERRED STOCK
                              OF CERUS CORPORATION


        The undersigned, Stephen T. Isaacs, hereby certifies that:

        1. He is the duly elected and acting President and Secretary, respectively, of CERUS CORPORATION, a Delaware corporation (the "Company"). The date of filing of the Amended and Restated Certificate of Incorporation (the "Certificate") was February 7, 1997.

        2. The Board of Directors of the Company adopted the following recitals and resolutions as required by Section 151 of the General Company Law of the State of Delaware at a meeting held on ______________, 1998:

                WHEREAS, the Certificate provides for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

                WHEREAS, the Board of Directors of the Company is authorized by Section A of Article IV of the Certificate and, pursuant to its authority as aforesaid, desires to fix the terms of the first series of said Preferred Stock, the number of shares constituting said series and the designation of said series.

                NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable to adopt, and hereby adopts, the following Certificate of Designation of Preferences of Series A Preferred Stock of the Company:

               SECTION 1. DESIGNATION. Five Thousand (5,000) shares of Preferred Stock, $0.001 par value, are designated "Series A Preferred Stock" with the powers, preferences, rights, qualifications, limitations and restrictions specified herein (the "Series A Preferred").

               SECTION 2. VOTING RIGHTS. The holders of shares of Series A Preferred shall not have any voting rights, except as provided in this Section 2 and as required under the General Corporation Law of Delaware. Without first obtaining the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series A Preferred, voting as a separate class, the Company shall not effect any merger or consolidation in which the Company is not the surviving entity, or any merger, consolidation or other transaction in which the Company's Common Stock becomes no longer publicly traded (a "Covered Transaction"), unless the surviving entity in the Covered Transaction shall have provided for the benefit of the holders of Series A Preferred contractual rights (the "Contractual Rights") to receive (i) on the 15th day following the Approval Payment Date (as hereinafter defined) or the Termination Payment Date (as hereinafter defined), as the case may be, the consideration that the holders of Series A Preferred would have received in the Covered Transaction had the Series A Preferred been converted into Company Common Stock immediately prior to the effectuation or consummation of the Covered Transaction in accordance with the method of conversion used in Section 5(a)(1) or 5(a)(2), as the case may be, at one hundred twenty percent (120%) (in the case of an Approval Event (as hereinafter defined)), or at one hundred percent (100%) (in the case of


                                       1.


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a Termination Event (as hereinafter defined)) of the closing price of the
Company's Common Stock immediately prior to the Covered Transaction, (with any securities that would have been received as part of such consideration being adjusted for any stock splits, stock combinations and the like from the date of the Covered Transaction to the date of the Approval Event or the Termination Event, as the case may be) and (ii) any dividends or other distributions, or shares issued in any reclassification, exchange or substitution of securities or in any reorganization, merger or consolidation, that the Series A Preferred holders would have received from the date of the Covered Transaction to the date of the Approval Event or Termination Event, as the case may be, in respect of the securities, if any, that holders of the Series A Preferred would have received in the Covered Transaction as set forth in (i) above; provided that the Contractual Rights shall be subject to a right by the surviving entity to repurchase, and upon a Termination Event, a right of the holders of a majority of the outstanding shares of the Series A Preferred to require the repurchase of, the Contractual Rights in the same manner, at the same times and at the same price as the Company's right to redeem the Series A Preferred pursuant to
Section 4 below.

               SECTION 3. LIQUIDATION RIGHTS.

                      (a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Company, before any payment or distribution of assets of the Company (whether capital or surplus) shall be made to or set aside for the holders of Common Stock and after and subordinate to any other class or series of Preferred Stock, an amount per share of Series A Preferred equal to the "Original Issue Price." The Original Issue Price of the Series A Preferred shall be One Thousand Dollars ($1,000.00). If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full under this Section 3(a) to all holders of Series A Preferred, then such assets shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full stated amounts to which they would otherwise be respectively entitled under this Section 3(a).

                      (b) The following events shall not be considered a liquidation, dissolution or winding up under this Section 3:

                           (1) any consolidation or merger of the Company with
or into any other corporation or other entity or person, or any other corporate reorganization or other transaction or series of transactions resulting in a change in ownership of the outstanding securities of the Company; or

                           (2) a sale, lease or other disposition of all or any
part of the assets of the Company.

               SECTION 4. REDEMPTION.

                      (a) Upon (i) the approval of a new drug application (NDA) or pre-market approval (PMA) or equivalent by the United States Food and Drug Administration under the Development, Manufacturing and Marketing Agreement dated as of December 10, 1993 between the Company and Baxter Healthcare Corporation, as amended from time to time (the "Platelet Agreement") or (ii) CE Mark approval in Europe under the Platelet Agreement (either,


                                       2.


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an "Approval Event"), the Company shall have the right to redeem all or any portion of the Series A Preferred at the Original Issue Price.

                      (b) Upon the termination for any reason of the Platelet Agreement or upon cessation for any reason of the Cooperative Development Work (as such term is defined in the Platelet Agreement) (either, a "Termination Event"), the Company shall have the right, and the holders of a majority of the outstanding shares of Series A Preferred shall have the right to require the Company, to redeem all, but not less than all, the Series A Preferred at the Original Issue Price.

                      (c) Immediately prior to consummation of a Covered Transaction, the Company shall have the right to redeem all, but not less than all, shares of Series A Preferred Stock then outstanding at the Original Issue Price.

                      (d) In the event the Company desires to redeem the Series A Preferred pursuant to Section 4(a), the Company shall, within ten (10) days after the Approval Payment Date (as defined below), send a notice to the Series A Preferred holders notifying the holders of redemption and setting forth the number of shares of Series A Preferred to be redeemed and the total amount to be paid for the shares of Series A Preferred being redeemed (the "Redemption Price"). If, at the time of any redemption pursuant to Section 4(a) for less than all of the Series A Preferred, there shall be more than one holder of the Series A Preferred, such redemption shall be made pro rata among the holders of the Series A Preferred in proportion to the number of shares of Series A Preferred held by each such holder. The "Approval Payment Date" means the date on which the Company receives payment of the amount payable to it under Section
4.3 of the Platelet Agreement

                      (e) In the event the Company or the holders of a majority of the outstanding shares of the Series A Preferred desires to have the Series A Preferred redeemed pursuant to Section 4(b) above, the Company or the Series A Preferred holders shall, within ten (10) days after the Termination Payment Date (as defined below), send a notice to the Company or the Series A Preferred holders, as the case may be, stating that the Series A Preferred shall be redeemed pursuant to this subsection (e). The amount to be paid for the Series A Preferred being redeemed shall also be referred to as the "Redemption Price." The "Termination Payment Date" means the date on which the Company receives payment of the amount payable to it under Section 13.4 of the Platelet Agreement.

                      (f) In the event the Company desires to have the Series A Preferred redeemed pursuant to Section 4(c) above, the Company shall, not less than ten (10) days before the date of consummation of the Covered Transaction, send a notice to the Series A Preferred holders indicating that the Series A Preferred shall be redeemed pursuant to this subsection (f). The amount to be paid for the Series A Preferred being redeemed shall also be referred to as the "Redemption Price."

                      (g) Within five (5) days after receipt of a redemption notice from the Company or within five (5) days after the sending of a redemption notice to the Company pursuant to Section 4(d), Section 4(e) or
Section 4(f) above, as the case may be, the Series A Preferred holders shall surrender that number of Series A Preferred share certificates set forth in a redemption notice by the Company, in the case of redemption pursuant to Section 4(a) above,


                                       3.


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or all Series A Preferred share certificates, in the case of redemption pursuant to Section 4(b) or Section 4(c) above, at the principal executive office of the Company, and thereupon the Redemption Price shall be payable, in cash by wire transfer or certified check, to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. Notwithstanding the foregoing, the Redemption Price payable upon a redemption in connection with a Covered Transaction will be payable, and the share certificates for the Series A Preferred shall be canceled, only upon consummation of the Covered Transaction. If the Company does not have sufficient funds legally available to redeem all shares to be redeemed pursuant to this Section 4, then it shall use those funds which are legally available to redeem the maximum possible number of such shares pro rata among the holders of the Series A Preferred Stock. At any time thereafter when funds of the Company are legally available for the redemption of shares of Series A Preferred, such funds will immediately be used to redeem the balance of the shares which the Company has become obligated to redeem pursuant to this Section 4 but which it has not redeemed. In the event that a redemption notice is given pursuant to Section 4(f) above in connection with an impending Covered Transaction, and the Covered Transaction is later terminated without being consummated, the Company will so notify the holders of the Series A Preferred Stock, and the redemption notice and redemption will be deemed rescinded and any tendered share certificates will be returned to the holders of the Series A Preferred, with the same effect as if such redemption notice had not been given.

               SECTION 5. CONVERSION RIGHTS. The following provisions shall apply with respect to the conversion of the Series A Preferred into shares of Common Stock:

                      (a) Conversion.

                           (1) Subject to Section 5(a)(3) below, upon the
occurrence of an Approval Event, if a notice of redemption of the Series A Preferred has not been sent by the Company pursuant to Section 4(d) above, each share of Series A Preferred shall automatically be converted into that number of fully paid and nonassessable shares of Common Stock equal to the Original Issue Price divided by one hundred twenty percent (120%) of the average closing price of the Common Stock, as reported in The Wall Street Journal, for the thirty (30) trading days prior to and including the trading day immediately prior to the Approval Event. The date on which such conversion shall occur shall be the 15th day following the Approval Payment Date.

                           (2) Subject to Section 5(a)(3) below, upon the
occurrence of a Termination Event, if a redemption notice has not been sent by the Company or the holder of the Series A Preferred pursuant to Section 4(e) above, each share of Series A Preferred shall automatically be converted into that number of fully paid and nonassessable shares of Common Stock equal to the Original Issue Price divided by the average closing price of the Common Stock, as reported in The Wall Street Journal, for the thirty (30) trading days commencing with the fifteenth (15th) trading day prior to the Termination Event. The date on which such conversion shall occur shall be the 15th day following the Termination Payment Date.

                           (3) Notwithstanding anything contained in this
Section 5 to the contrary, the Series A Preferred shall not convert, and no shares of Common Stock shall be issued by the Company thereby, unless and until the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), have been complied with, and any waiting period under the HSR Act applicable to the conversion of the


                                       4.


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Series A Preferred has expired or been terminated and any approvals required thereunder have been obtained.

                           (4) Upon the conversion of the Series A Preferred
pursuant to this Section 5, the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred, the holders of Series A Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on the date on which such automatic conversion occurred.

                           (5) Notwithstanding anything contained in this
Section 5 to the contrary, in the event that the approval of the Company's stockholders is required pursuant to Rule 4460(i) of the Nasdaq Stock Market ("Rule 4460(i)") prior to the issuance of any of the shares of Common Stock issuable upon conversion of the Series A Preferred, the Company shall obtain such approval by the applicable conversion date under Section 5(a)(i) or 5(a)(2) hereof. In the event such approval is not obtained by the applicable conversion date, the Company shall, in accordance with Section 4 hereof, redeem any shares of Series A Preferred that would be convertible into shares of Common Stock in excess of the limitation specified in Rule 4460(i).

                      (b) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

                      (c) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock or its treasury shares, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.


                                       5.


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                      (d) NOTICES. Any notice required by the provisions of this
Section 5 to be given to the holders of shares of the Series A Preferred shall be deemed given upon the earlier of actual receipt or seventy-two (72) hours after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, and addressed to each holder of record at the address of such holder appearing on the books of the Company.

                      (e) PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.


               SECTION 6. NOTICES OF RECORD. Upon any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or upon any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any transfer of all or substantially all the assets of the Company to any other person, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, or any shareholders' meeting to approve the terms thereof, the Company shall mail to each holder of Series A Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and the date of the shareholders meeting to approve the terms thereof, if applicable, (iii) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up, and (iv) the material terms thereof.

               SECTION 7. NO REISSUANCE OF PREFERRED STOCK. No share or shares of Series A Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

               SECTION 8. RESTRICTION ON TRANSFER. Neither the shares of Series A Preferred nor any right to receive redemption payments, nor any Contractual Rights, shall be assigned, transferred, hypothecated or otherwise alienated by the holder thereof without the prior written consent of the Company, except (i) in connection with, and to the transferee of, all or substantially all of the business and assets of such holder, or (ii) to a direct or indirect wholly owned subsidiary of Baxter International, Inc. Any such attempted action shall be null and void. The foregoing restriction shall not apply to any Common Stock issued on conversion of the Preferred Stock.

               SECTION 9. CANCELLATION OF PREFERRED STOCK. Upon the effectuation or consummation of any Covered Transaction pursuant to which the holders of the Series A Preferred receive the Contractual Rights, the Series A Preferred shall be canceled.



                                       6.
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                RESOLVED FURTHER, that the President, the Chief Financial
        Officer or the Secretary be, and each of them hereby is, authorized to execute, verify and file, for and on behalf of the Company, the Certificate of Designation of Preferences with the Delaware Secretary of State in accordance with the General Company Law of the State of Delaware.

                RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed in the name and on behalf of the Company and under its corporate seal if appropriate, to execute and deliver all agreements and instruments, effect all filings and qualifications, and take all further action which is necessary or appropriate to carry out the foregoing resolutions.

        3. The authorized number of shares of Preferred Stock of this Company is five million (5,000,000), none of which has been issued.


                           CERTIFICATE OF DESIGNATION
                               SERIES A PREFERRED


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IN WITNESS WHEREOF, this Company has caused this Certificate to be signed by its duly authorized officer this _____ day of July, 1998.


                                    CERUS CORPORATION



                                    By:
                                       -------------------------------------
                                       Stephen T. Isaacs
                                       President


                           CERTIFICATE OF DESIGNATION
                               SERIES A PREFERRED